Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163747
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Registration
Securities to be Registered	Registered	Unit	Price	Fee(1)
3.125% Senior Notes due 2014	$500,000,000	99.955%	$499,775,000	$27,887.45

(1)	The filing fee of $27,887.45 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement

To Prospectus dated December 16, 2009

The Sherwin-Williams Company

$500,000,000

3.125% Senior Notes due 2014

Interest payable June 15 and December 15

Issue price: 99.955%

We are offering $500,000,000 principal amount of 3.125% senior notes due 2014 (the “notes”).

We will pay interest on the notes on June 15 and December 15 of each year, beginning on June 15, 2010. The notes will mature on December 15, 2014.

We may redeem some or all of the notes at any time and from time to time prior to their maturity at the redemption price described under “Description of notes—Optional redemption.” If a change of control triggering event occurs, we will be required to make an offer to repurchase the notes in cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of notes—Change of control triggering event.”

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding. For a more detailed description of the notes, see “Description of notes.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk factors” beginning on page S-6 of this prospectus supplement and the risk factors contained in our annual report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the notes.

		Underwriting
		discounts and	Proceeds, before
	Price to public(1)	commissions	expenses

Per note	99.955%	0.600%	99.355%

Total	$499,775,000	$3,000,000	$496,775,000

(1)	Plus accrued interest, if any, from December 21, 2009.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about December 21, 2009.

Active Joint Book-Running Managers

Citi	J.P. Morgan
Passive Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

Co-Managers

KeyBanc Capital Markets	SunTrust Robinson Humphrey	PNC Capital Markets LLC

December 16, 2009

Prospectus supplement

S-i

About this prospectus supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the respective cover page of these documents. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “the Company” or “Sherwin-Williams” or other similar terms mean The Sherwin-Williams Company and its subsidiaries, unless we state otherwise or the context indicates otherwise.

Where you can find additional information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investor Relations” page of our website at www.sherwin.com. We do not intend for information contained on or accessible through our website to be part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

S-ii

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus supplement:

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and

•	our current reports on Form 8-K, as filed with the SEC on July 16, 2009, October 16, 2009 and December 15, 2009.

We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

The Sherwin-Williams Company
101 West Prospect Avenue
Cleveland, Ohio 44115-1075
Telephone Number: (216) 566-2000
Attn: Secretary

S-iii

Summary

This summary highlights information about us and the notes being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our notes. For a more complete understanding of our company, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference and the other documents to which we have referred.

Our business

The Sherwin-Williams Company, founded in 1866 and incorporated in Ohio in 1884, is engaged in the development, manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers primarily in North and South America with additional operations in the Caribbean region, Europe and Asia. We have three reportable operating segments: Paint Stores Group, Consumer Group and Global Finishes Group. We report all other business activities and immaterial operating segments that are not reportable in the Administrative segment.

Paint Stores Group

The Paint Stores Group consists of company-operated specialty paint stores in the United States, Canada, Jamaica, Virgin Islands, Trinidad and Tobago and Puerto Rico. Each store in this segment is engaged in the related business activity of selling paint, coatings and related products to end-use customers. The Paint Stores Group markets and sells Sherwin-Williams® branded architectural paint and coatings, industrial and marine products, original equipment manufacturer (“OEM”) product finishes and related items. These products are produced by manufacturing facilities in the Consumer and Global Finishes Groups. In addition, each store sells selected purchased associated products.

Consumer Group

The Consumer Group develops, manufactures and distributes a variety of paint, coatings and related products to third-party customers primarily in the United States and Canada and to the Paint Stores Group. Sales and marketing of certain controlled brand and private labeled products are performed by a direct sales staff. The products distributed through third-party customers are intended for resale to the ultimate end user of the product.

Global Finishes Group

The Global Finishes Group develops, licenses, manufactures, distributes and sells a variety of architectural paint and coatings, industrial and marine products, automotive finishes and refinish products, OEM coatings and related products in North and South America, Europe and Asia. This segment licenses certain technology and trade names worldwide. Sherwin-Williams® and other controlled brand products are distributed through the Paint Stores Group and this segment’s network of company-operated branches and by a direct sales staff and outside sales representatives to retailers, dealers, jobbers, licensees and other third-party distributors.

Administrative Segment

The Administrative segment includes the administrative expenses of our corporate headquarters site. Also included in the Administrative segment is interest expense, interest and investment income, certain expenses related to closed facilities and environmental-related matters, and other expenses which are not directly associated with the reportable operating segments. The Administrative segment does not include any significant foreign operations. Also included in the Administrative segment is a real estate management unit that is responsible for the ownership, management, and leasing of non-retail properties held primarily for our use, including our headquarters site, and the disposal of idle facilities.

Corporate information

Our principal executive offices are located at 101 West Prospect Avenue, Cleveland, Ohio 44115-1075. Our main telephone number is (216) 566-2000, and our Internet website address is www.sherwin.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the notes, please refer to the section entitled “Description of notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	The Sherwin-Williams Company

Notes offered	$500,000,000 aggregate principal amount of notes.

Maturity	The notes will mature on December 15, 2014.

Interest rate	The notes will bear interest at 3.125% per year.

Interest payment dates	June 15 and December 15 of each year, commencing on June 15, 2010.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured debt, including all other unsubordinated debt securities issued pursuant to the indenture and from time to time outstanding. The indenture does not restrict the issuance by us of senior unsecured debt. See “Description of notes.”

Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further issuances	We may issue additional notes ranking equally and ratably with the notes (in the same form and terms other than the date of issuance and, under certain circumstances, the initial interest payment date, the date from which interest thereon will begin to accrue and the issue price). Such notes will form a single series with the notes.

Optional redemption	We may redeem the notes, in whole or in part, at any time and from time to time at the “make-whole” redemption price described herein under the caption “Description of notes—Optional redemption.”

Offer to repurchase upon change of control triggering event	Upon the occurrence of a “change of control triggering event,” as defined under the caption “Description of notes—Change of control triggering event,” we will be required to make an offer to repurchase the notes in cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain covenants	The indenture governing the notes contains covenants that restrict our ability, with certain exceptions to:

• incur debt secured by liens; and
• engage in sale and leaseback transactions.

See “Description of Debt Securities—Certain Covenants of the Company” in the accompanying prospectus.

DTC eligibility	The notes will be represented by global certificates deposited with or on behalf of The Depositary Trust Company (the “DTC”), or its nominee. See “Description of notes—Global notes: book-entry system.”

Use of proceeds	We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $496.4 million from this offering. The net proceeds will be used to repay a portion of our short-term borrowings and for general corporate purposes. See “Use of proceeds.”

No listing of the notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Risk factors	Investing in the notes involves risk. You should consider carefully all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should consider carefully the specific risks set forth in “Risk factors” beginning on page S-6 for a discussion of certain risks in making an investment in the notes.

Trustee, registrar and paying agent	The Bank of New York Mellon.

Summary consolidated financial data

The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data for the years ended December 31, 2006, 2007 and 2008 from our audited financial statements incorporated by reference in this prospectus supplement. The consolidated financial data for the nine months ended September 30, 2008 and 2009 are derived from our unaudited financial statements incorporated by reference in this prospectus supplement. The interim unaudited consolidated financial data have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation for such periods have been included and may not necessarily be indicative of full year results. Prospective investors should read the summary of consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

				For the nine months
	For the year ended December 31,			ended September 30,
(dollars in thousands)	2006	2007	2008	2008	2009

Income statement data
Net sales	$7,809,759	$8,005,292	$7,979,727	$6,279,885	$5,495,413
Gross profit	3,414,640	3,598,927	3,498,800	2,713,900	2,504,931
Selling, general and administrative expenses	2,511,544	2,597,121	2,643,580	2,010,043	1,916,095
Other general expense—net	23,446	17,530	19,319	(75)	20,325
Impairment of trademarks and goodwill	1,383	16,123	54,604	23,912	–
Interest expense	67,162	71,630	65,684	51,006	31,029
Interest and net investment income	(24,611)	(14,099)	(3,930)	(2,323)	(1,813)
Other expense (income)—net	1,404	(2,321)	5,068	(4,006)	(2,369)
Income before income taxes	834,312	912,943	714,475	635,343	541,664
Income taxes	258,254	297,365	237,599	208,633	171,154
Net income	$576,058	$615,578	$476,876	$426,710	$370,510
Balance sheet data (at period end)
Total assets	$4,995,087	$4,855,340	$4,415,759	$5,069,156	$4,449,450
Total debt:
Short-term borrowings	369,778	657,082	516,438	715,953	410,994
Current portion of long-term debt	212,853	14,912	13,570	13,459	10,564
Long-term debt	291,876	293,454	303,727	297,391	289,421

	874,507	965,448	833,735	1,026,803	710,979
Total liabilities	3,002,727	3,069,613	2,810,111	3,330,870	2,746,598
Shareholders’ equity	$1,992,360	$1,785,727	$1,605,648	$1,738,286	$1,702,852

Risk factors

An investment in the notes involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors incorporated by reference in this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The notes are effectively subordinated to the liabilities of our subsidiaries and to our secured debt to the extent of the assets securing any such secured debt. We may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans, or advances by our subsidiaries could be subject to statutory or contractual restrictions. Our right to receive any assets of any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

The notes are not secured by any of our assets. If we become insolvent or are liquidated, or if payment under any of the agreements governing any secured debt we may incur in the future is accelerated, the lenders under such secured debt agreements would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to agreements governing that debt. Accordingly, those lenders would have a prior claim on our assets to the extent of their liens thereon. In that event, because the notes are not secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

We may not have the funds necessary to finance the change of control repurchase offer required by the indenture.

Upon the occurrence of a “change of control triggering event” (as defined under the caption “Description of notes—Change of control triggering event”), we will be required to make an offer to repurchase all outstanding notes. We cannot assure you that we will have sufficient funds available to make any required repurchases of the notes. Any failure to repurchase any tendered notes in those circumstances would constitute a default under the indenture. A default could result in the declaration of the principal and interest on all the notes to be due and payable.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to holders of notes upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of the term “change of control triggering event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a “change of control triggering event,” we would not be required to offer to repurchase your notes prior to their maturity.

The indenture does not limit the amount of debt that we may incur.

The indenture under which the notes will be issued does not limit the amount of debt that we may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

After giving effect to this notes offering and the repayment of a portion of our short-term borrowings, our total indebtedness at September 30, 2009 would have been approximately $831.3 million. Additionally, we have the ability under our existing credit facilities to incur substantial additional debt in the future. Our level of indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our debt, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

A significant portion of our operations are conducted through our subsidiaries. As a result, our ability to service our debt, including our obligations under the notes and other obligations, is dependent to some extent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Finally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

Additionally, our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs and make necessary capital expenditures.

An active trading market for the notes may not develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

Cautionary statement regarding
forward-looking statements

Certain statements contained in or incorporated by reference into this prospectus supplement constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth, future business plans and the costs and potential liability for environmental-related matters and the lead pigment and lead-based paint litigation. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience.

These risks, uncertainties and other factors include such things as:

•	continuation of the current negative global economic and financial conditions;

•	general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry;

•	competitive factors, including pricing pressures and product innovation and quality;

•	changes in raw material and energy supplies and pricing;

•	changes in our relationships with customers and suppliers;

•	our ability to attain cost savings from productivity initiatives;

•	our ability to successfully integrate past and future acquisitions into our existing operations, as well as the performance of the businesses acquired;

•	risks and uncertainties associated with our ownership of Life Shield Engineered Systems LLC;

•	changes in general domestic economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions, and changing governmental policies, laws and regulations;

•	risks and uncertainties associated with our expansion into and our operations in Asia, Mexico and South America and other foreign markets, including general economic conditions, inflation rates, recessions, foreign currency exchange rates, foreign investment and repatriation restrictions, legal and regulatory constraints, civil unrest and other external economic and political factors;

•	the achievement of growth in developing markets, such as Asia, Mexico and South America;

•	increasingly stringent domestic and foreign governmental regulations including those affecting the environment;

•	inherent uncertainties involved in assessing our potential liability for environmental-related activities;

•	other changes in governmental policies, laws and regulations, including changes in accounting policies and standards and taxation requirements (such as new tax laws and new or revised tax law interpretations);

•	the nature, cost, quantity and outcome of pending and future litigation and other claims, including the lead pigment and lead-based paint litigation, and the effect of any legislation and administrative regulations relating thereto; and

•	unusual weather conditions.

It is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and the above list should not be considered to be a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Use of proceeds

We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $496.4 million from this offering. We intend to use the net proceeds from this offering to repay a portion of our outstanding short-term borrowings, including all of our commercial paper borrowings and the borrowings under one of our revolving credit facilities, and for general corporate purposes. As of December 15, 2009, we had outstanding $225.0 million of commercial paper borrowings that mature on December 31, 2009 with a weighted average interest rate per year of 0.25% and $200.0 million outstanding under that revolving credit facility with a weighted average interest rate per year of 0.28%. Borrowings under that revolving credit facility mature on September 20, 2012.

Pending final use, we may invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

Capitalization

The following table sets forth:

•	our unaudited consolidated capitalization and short-term debt as of September 30, 2009; and

•	our unaudited consolidated capitalization and short-term debt as of September 30, 2009, as adjusted to give effect to this offering and the use of proceeds therefrom as described under “Use of proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our quarterly report on Form 10-Q for the quarterly period ended September 30, 2009, which is incorporated by reference in this prospectus supplement, as well as the other financial information incorporated by reference in this prospectus supplement.

	As of September 30, 2009
(dollars in thousands)	Actual	As adjusted

Debt:
Short-term debt:
Short-term borrowings	$410,994	$31,291
Current portions of long-term debt	10,564	10,564

Total short-term debt	421,558	41,855
Long-term debt:
Notes offered hereby	–	500,000
Other	289,421	289,421

Total long-term debt	289,421	789,421
Shareholders’ equity:
Common stock—$1.00 par value:
300,000,000 shares authorized, 113,340,736 shares outstanding	228,421	228,421
Preferred stock—convertible, no par value:
30,000,000 shares authorized, 216,753 shares outstanding	216,753	216,753
Unearned ESOP compensation	(216,753)	(216,753)
Other capital	1,069,582	1,069,582
Retained earnings	4,492,042	4,492,042
Treasury stock, at cost	(3,753,043)	(3,753,043)
Cumulative other comprehensive loss	(334,150)	(334,150)

Total shareholders’ equity	1,702,852	1,702,852
Total capitalization	$2,413,831	$2,534,128

Description of notes

The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus.

The notes are to be issued under an indenture, dated as of February 1, 1996, between us and The Bank of New York Mellon (as successor to Chemical Bank), as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated as of December 21, 2009 (such indenture as supplemented by such supplemental indenture, the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following summary of certain provisions of the Indenture is not complete and is qualified in its entirety by reference to the Indenture. We urge you to read the Indenture and the notes because they, and not this description, define your rights as holders of these notes. You may request copies of these agreements at our address set forth in the section entitled “Incorporation of Certain Information by Reference.”

The definitions of certain capitalized terms used in the following summary are set forth below. As used in this “Description of Notes,” the terms “the Company,” “we,” “our,” “us” and other similar references refer only to The Sherwin-Williams Company and not to any of its subsidiaries.

General

The notes initially will be limited to $500,000,000 aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 15, 2014.

The notes will bear interest at the annual rate set forth on the cover page of this prospectus supplement. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning June 15, 2010. Interest on the notes will be paid to holders of record at the close of business on the June 1 or December 1, whether or not a business day (as defined below), immediately before the applicable interest payment date. The amount of interest payable on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

If any interest payment date, redemption date or maturity date of the notes is not a business day, then the related payment of interest or principal payable, as applicable, on such date will be paid on the next succeeding business day with the same force and effect as if made on such interest payment date, redemption date or maturity date and no further interest will accrue as a result of such delay. The term “business day” means with respect to any place where the principal of, and premium, if any, and interest on, the notes are payable, any day that is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies in such location are authorized or obligated by law to close.

Ranking

The notes will be our senior unsecured obligations and will rank equally with our other existing and future senior unsecured obligations.

The notes will be effectively subordinated to any secured obligations of ours to the extent of the value of the assets securing such obligations. Although the Indenture limits the amount of secured debt that we or certain of our subsidiaries may incur, this limitation is subject to important exceptions. See “Description of Debt Securities—Certain Covenants of the Company—Limitation on Liens” in the accompanying prospectus.

We conduct many of our operations through subsidiaries, which generate a significant portion of our operating income and cash. As a result, distributions from our subsidiaries are a source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our debt obligations, including making payments on the notes.

The notes will be subordinated structurally to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. The Indenture does not limit the amount of debt that we or our subsidiaries are permitted to incur.

Further issuances

We may, from time to time, without notice to or consent of the holders of the notes, increase the principal amount of the notes that may be issued under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same terms (other than the date of issuance and, under certain circumstances, the initial interest payment date, the date from which interest thereon will begin to accrue and the issue price), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes, including for purposes of voting, redemptions and offers to purchase and will rank equally and ratably with the notes offered hereby.

Optional redemption

At any time and from time to time, the notes are redeemable, in whole or in part, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus 12.5 basis points, plus, in either case, accrued and unpaid interest to, but not including, the date of redemption.

For purposes of determining the redemption price, the following definitions will apply:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in The City of New York.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us; provided, however, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer” means any of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. or their respective affiliates that are Primary Treasury Dealers, and their respective successors plus two other Primary Treasury Dealers selected by us; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date for the notes, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price. On or prior to the redemption date for the notes, we will deposit with the trustee or a paying agent (or, if we are acting as our own paying agent, segregate and hold in trust), funds sufficient to pay the redemption price of and accrued and unpaid interest on such notes to be redeemed on such date. If less than all of the notes are to be redeemed, and the notes are global notes held by DTC, DTC will select the notes to be redeemed in accordance with its operational arrangements. If the notes are not global notes held by DTC, the trustee shall select the notes or portions thereof (in denominations of $2,000 and integral multiples of $1,000 in excess thereof) to be redeemed by lot or by such other method as the trustee considers fair and appropriate.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date.

Change of control triggering event

If a change of control triggering event (as defined below) occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above by giving notice of such redemption to the holders thereof, we will be required to make an offer (the “change of control offer”) to each holder to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased up to, but not including, the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the change of control, no earlier than 30 days and no later than 60 days from the date on which the change of control triggering event occurs (the “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent (or, if we are acting as our own paying agent, segregate and hold in trust) an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will publicly announce the results of the change of control offer on or as soon as possible after the date of purchase.

Except as described above, the Indenture does not contain provisions that permit holders to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Our ability to pay cash to the holders of notes following the occurrence of a change of control triggering event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the time and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following:

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than to us or one of our subsidiaries);

•	we consolidate with, or merge with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act) or any such person consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our voting stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction;

•	the adoption of a plan relating to our liquidation or dissolution; or

•	the first day on which a majority of the members of our board of directors are not continuing directors (as defined below).

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

“Change of control triggering event” means the occurrence of both (1) a change of control and (2) a rating event (as defined below).

“Continuing director” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued, (2) was nominated for election to such board of directors with the approval of a committee of the board of directors consisting of a majority of independent continuing directors or (3) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if applicable, the equivalent investment grade credit rating from any substitute rating agency selected by us.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a substitute rating agency (as defined below) in lieu thereof.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day during the period commencing on the earlier of (i) the occurrence of the change of control and (ii) the first public announcement by us of any change of control and ending 60 days following consummation of such change of control (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies); provided that a rating event will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors).

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Our credit agreements provide, and future credit agreements or other agreements relating to any debt to which we become a party may provide, that certain events relating to a change in the control of the Company would constitute a default thereunder, either directly or as a result of a breach of a covenant. If we experience such a change of control event that triggers a default under our credit agreements or such other agreements, we could seek a waiver of such default or seek to refinance our credit agreements or the indebtedness under such other agreements. In the event we do not obtain such a waiver or refinance our credit agreements or the indebtedness under such other agreements, such default could result in amounts outstanding under our credit agreements or such other agreements being declared due and payable, which could have a material adverse effect on us.

Sinking fund

The notes will not be entitled to the benefit of any sinking fund.

Certain covenants of the company

The covenants described in “Description of Debt Securities—Certain Covenants of the Company” in the accompanying prospectus will be applicable to the notes.

Events of defaults and remedies

The provisions described in “Description of Debt Securities—Events of Defaults and Remedies” in the accompanying prospectus will be applicable to the notes.

Modification of the indenture

The provisions described in “Description of Debt Securities—Modification of the Indenture” in the accompanying prospectus will be applicable to the notes.

Notices

With respect to the notes, we and the trustee will send notices regarding the notes only to registered holders, using their addresses as listed in the list of registered holders.

Satisfaction and discharge of the indenture; defeasance

The provisions described in “Description of Debt Securities—Satisfaction and Discharge of the Indenture; Defeasance” in the accompanying prospectus will be applicable to the notes, including the covenant described under “—Change of control triggering event.”

Concerning the Trustee

The Trustee will be The Bank of New York Mellon (as successor to Chemical Bank). The Bank of New York Mellon also will be the initial paying agent and registrar for the notes and their place of payment will be The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with us and our affiliates in the ordinary course of our respective businesses, subject to the Trust Indenture Act.

The Indenture provides that, except during the continuance of an event of default under the Indenture, the Trustee will perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations will be read into the Indenture against the Trustee. Under the Indenture, the holders of a majority in outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the Trustee, subject to certain exceptions. If an event of default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and is obligated to use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference in the Indenture contain limitations on the rights of the Trustee, should it become a creditor of our company under certain circumstances, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions. However, if the Trustee acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

The Trustee may resign or be removed and a successor trustee may be appointed.

Governing law

The Indenture and the notes shall be deemed to be New York contracts, and for all purposes shall be construed in accordance with the laws of the State of New York (without reference to principles of conflicts of law).

Global notes: Book-entry system

Certain book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, Euroclear and Clearstream and their respective book-entry systems from sources that we believe are reliable, but neither we nor the underwriters take any responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC. DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC holds securities for its participants (“DTC Participants”), and to facilitate the clearance and settlement of securities transactions in deposited securities among DTC Participants through electronic book-entry changes to the accounts of DTC Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC Participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system also is available to other entities such as Clearstream, Euroclear, banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a direct DTC Participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through direct DTC Participants or Indirect Participants in DTC.

Clearstream. Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.

Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters Indirect access to Clearstream also is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream.

Euroclear. Euroclear advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfer of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of the Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions of principal and interest with respect to notes held through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by the U.S. depositary for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. depositaries.

Book-entry procedures. We expect that, pursuant to procedures established by DTC:

•	upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of direct DTC Participants designated by the underwriters with an interest in that global note; and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of DTC Participants) and by DTC Participants and Indirect Participants (with respect to the interests of Persons other than DTC Participants).

The laws of some jurisdictions may require that some purchasers of notes take physical delivery of those notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of DTC Participants, who in turn act on behalf of persons who hold interests through such DTC Participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global note (1) will not be entitled to have the notes represented by that global note registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated notes, and (3) will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a DTC Participant or an Indirect Participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to nor payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Beneficial interests in the global notes may not be exchanged for certificated notes. However, if DTC notifies us that it is unwilling or unable to be a depositary for the global notes or ceases to be a clearing agency or if we so elect (subject to DTC’s procedures) or if there is an event of default under the notes, DTC will exchange the global notes for certificated notes that it will distribute to its participants.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the DTC Participants and the Indirect Participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the DTC Participants and Indirect Participants and not of DTC.

Secondary market trading between DTC Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Secondary market trading between Euroclear Participants or Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the persons holding directly or indirectly through DTC, on the one hand, and persons holding directly or indirectly through Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Although we understand that DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Same-day settlement and payment

We will make payments in respect of the notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal and interest with respect to certificated notes, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Because of time zone differences, the securities account of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

None of the Company, any underwriter or agent, the trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

Material U.S. federal income tax considerations

The following is a summary of the material United States federal income and estate tax considerations relating to the ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of debt instruments. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below.

This summary assumes that you purchased your outstanding notes upon their initial issuance at their initial offering price and that you held your outstanding notes, and you will hold your notes, as capital assets for United States federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold notes, you should consult your tax advisor regarding the tax consequences of holding the notes to you.

This summary of material United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the general United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “—Consequences to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Payments of interest

Stated interest on the notes will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Disposition of notes

Upon the sale, exchange, redemption or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and your adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service, or IRS, that payments to you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

Non-U.S. Holders

As used in this prospectus supplement, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder or a partnership for United States federal income tax purposes.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of a note, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular United States federal income tax consequences applicable to them of acquiring, holding or disposing of the notes.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder of a note:

The withholding agent generally will not be required to deduct United States withholding tax from payments of interest to you if:

1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

2. you are not a controlled foreign corporation that is directly or indirectly related to us through stock ownership;

3. you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business; and

4. the United States payor does not have actual knowledge or reason to know that you are a United States person and

•	you have furnished to the United States payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person;

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person;

•	the United States payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form or statement) from a person claiming to be a (1) withholding foreign partnership, (2) qualified intermediary, or (3) securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, and such person is permitted to certify under United States Treasury regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an IRS Form W-8BEN (or acceptable substitute form) from you or from other holders of notes on whose behalf it is receiving payment; or

•	the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you on the notes will be subject to the 30% United States federal withholding of tax, unless you provide the withholding agent either with (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding of tax because the interest is effectively connected with your conduct of a trade or business in the United States (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States).

Generally, no deduction for any United States federal withholding of tax will be made from any principal payments or from gain that you realize on the sale, exchange or other disposition of your note. In addition, a Non-U.S. Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless: (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are described in clause (1), see “—Income or gain effectively connected with a United States trade or business,” below. If you are described in clause (2), any gain realized from the sale, redemption, exchange, retirement or other taxable disposition of the notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain losses.

Further, generally, a note held by an individual who at death is not a citizen or resident of the United States should not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

•	the income on the note would not have been, if received at the time of death, effectively connected with a United States trade or business of the decedent.

Income or gain effectively connected with a United States trade or business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a United States trade of business conducted by you (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to United States federal income tax at regular graduated income tax rates, but will not be subject to United States withholding of tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your United States trade of business (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Backup withholding and information reporting

Generally, information returns will be filed with the United States IRS in connection with payments on the notes. Information reporting may be filed with the IRS in respect of payments on the notes and proceeds from the sale or other disposition of the notes. You may be subject to backup withholding of tax on these payments unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Certain ERISA considerations

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA, the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, and due to the complexity of these rules and the penalties that may be imposed thereunder, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

General fiduciary matters

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan and all applicable provisions of ERISA and the Code. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

Prohibited transaction laws

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan unless an exemption is available. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration). A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under the Code.

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, regarding transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes, even if the specified conditions are met.

In addition, because the acquisition and holding of the notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) has investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) has the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and non-United States plans as described in Section 4(b)(4) of ERISA are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-United States plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-United States laws that regulate its investments (“Similar Laws”). A fiduciary of a Government Plan, a Church Plan or a non-United States plan should make its own determination as to the requirements, if any, under any Similar Laws applicable to the acquisition of the notes.

Representation

The notes may be acquired by a Plan, an entity whose underlying assets include “plan assets” by reason of investments in such entity by any Plans (a “Plan Asset Entity”), and any person investing in “plan assets” of any Plan or Plan Asset Entity or by a Governmental Plan, a Church Plan or a non United States Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Laws.

Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not a Plan, a Plan Asset Entity, a Governmental Plan, a Church Plan or a non-United States plan, (b) it is a Plan or a Plan Asset Entity and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-United States plan that is not subject to ERISA, Section 4975 of the Code or any Similar Law that prohibits or taxes (either in terms of an excise or penalty tax) the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plans, Plan Asset Entities, Governmental Plans, Church Plans or non-United States plans or that such an investment is appropriate for any particular Plan, entities whose underlying assets include assets of a Plan, Governmental Plan, Church Plan or non-United States plan.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Principal
Underwriter	amount of notes

Citigroup Global Markets Inc.	$137,500,000
J.P. Morgan Securities Inc.	137,500,000
Banc of America Securities LLC	50,000,000
Wells Fargo Securities, LLC	50,000,000
KeyBanc Capital Markets Inc.	50,000,000
SunTrust Robinson Humphrey, Inc.	50,000,000
PNC Capital Markets LLC	25,000,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.350% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering.

Paid by us

Per note	0.600%
Total	$3,000,000

Expenses related to this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $400,000.

In the underwriting agreement, we have agreed that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with us and our affiliates and have received or may in the future receive compensation for their services.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to prospective investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Legal matters

Jones Day will pass upon the validity of the notes. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements (and related schedules) and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Prospectus

The Sherwin-Williams Company

Debt Securities

We may offer from time to time our debt securities. We may sell these debt securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the debt securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our debt securities. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered debt securities.

We may offer our debt securities through agents, underwriters or dealers or directly to investors. Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the debt securities to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale.

Investing in any of our debt securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “SHW.” If we decide to seek a listing of any debt securities offered by this prospectus, we will disclose the exchange or market on which the debt securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the debt securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the debt securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the respective cover page of these documents. We are not making offers to sell the debt securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “the Company” or “Sherwin-Williams” or other similar terms mean The Sherwin-Williams Company and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investor Relations” page of our website at www.sherwin.com. We do not intend for information contained on or accessible through our website to be part of this prospectus, other than the documents that we file with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and

•	our current reports on Form 8-K filed on July 16, 2009, October 16, 2009 and December 15, 2009.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

The Sherwin-Williams Company
101 West Prospect Avenue
Cleveland, Ohio 44115-1075
Telephone Number: (216) 566-2000
Attn: Secretary

OUR BUSINESS

The Sherwin-Williams Company, founded in 1866 and incorporated in Ohio in 1884, is engaged in the development, manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers primarily in North and South America with additional operations in the Caribbean region, Europe and Asia. We have three reportable operating segments: Paint Stores Group, Consumer Group and Global Finishes Group. We report all other business activities and immaterial operating segments that are not reportable in the Administrative segment.

Paint Stores Group

The Paint Stores Group consists of company-operated specialty paint stores in the United States, Canada, Jamaica, Virgin Islands, Trinidad and Tobago and Puerto Rico. Each store in this segment is engaged in the related business activity of selling paint, coatings and related products to end-use customers. The Paint Stores Group markets and sells Sherwin-Williams® branded architectural paint and coatings, industrial and marine products, original equipment manufacturer (“OEM”) product finishes and related items. These products are produced by manufacturing facilities in the Consumer and Global Finishes Groups. In addition, each store sells selected purchased associated products.

Consumer Group

The Consumer Group develops, manufactures and distributes a variety of paint, coatings and related products to third-party customers primarily in the United States and Canada and to the Paint Stores Group. Sales and marketing of certain controlled brand and private labeled products are performed by a direct sales staff. The products distributed through third-party customers are intended for resale to the ultimate end user of the product.

Global Finishes Group

The Global Finishes Group develops, licenses, manufactures, distributes and sells a variety of architectural paint and coatings, industrial and marine products, automotive finishes and refinish products, OEM coatings and related products in North and South America, Europe and Asia. This segment licenses certain technology and trade names worldwide. Sherwin-Williams® and other controlled brand products are distributed through the Paint Stores Group and this segment’s network of company-operated branches and by a direct sales staff and outside sales representatives to retailers, dealers, jobbers, licensees and other third-party distributors.

Administrative Segment

The Administrative segment includes the administrative expenses of our corporate headquarters site. Also included in the Administrative segment is interest expense, interest and investment income, certain expenses related to closed facilities and environmental-related matters, and other expenses which are not directly associated with the reportable operating segments. The Administrative segment does not include any significant foreign operations. Also included in the Administrative segment is a real estate management unit that is responsible for the ownership, management, and leasing of non-retail properties held primarily for our use, including our headquarters site, and the disposal of idle facilities.

Corporate Information

Our principal executive offices are located at 101 West Prospect Avenue, Cleveland, Ohio 44115-1075. Our main telephone number is (216) 566-2000, and our Internet website address is www.sherwin.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC and incorporate by reference into this prospectus.

RISK FACTORS

Investing in our debt securities involves risk. Prior to making a decision about investing in our debt securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and any risk factors contained in the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in or incorporated by reference into this prospectus and any accompanying prospects supplement constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth, future business plans and the costs and potential liability for environmental-related matters and the lead pigment and lead-based paint litigation. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience.

These risks, uncertainties and other factors include such things as:

•	continuation of the current negative global economic and financial conditions;

•	general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry;

•	competitive factors, including pricing pressures and product innovation and quality;

•	changes in raw material and energy supplies and pricing;

•	changes in our relationships with customers and suppliers;

•	our ability to attain cost savings from productivity initiatives;

•	our ability to successfully integrate past and future acquisitions into our existing operations, as well as the performance of the businesses acquired;

•	risks and uncertainties associated with our ownership of Life Shield Engineered Systems LLC;

•	changes in general domestic economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions, and changing governmental policies, laws and regulations;

•	risks and uncertainties associated with our expansion into and our operations in Asia, Mexico and South America and other foreign markets, including general economic conditions, inflation rates, recessions, foreign currency exchange rates, foreign investment and repatriation restrictions, legal and regulatory constraints, civil unrest and other external economic and political factors;

•	the achievement of growth in developing markets, such as Asia, Mexico and South America;

•	increasingly stringent domestic and foreign governmental regulations including those affecting the environment;

•	inherent uncertainties involved in assessing our potential liability for environmental-related activities;

•	other changes in governmental policies, laws and regulations, including changes in accounting policies and standards and taxation requirements (such as new tax laws and new or revised tax law interpretations);

•	the nature, cost, quantity and outcome of pending and future litigation and other claims, including the lead pigment and lead-based paint litigation, and the effect of any legislation and administrative regulations relating thereto; and

•	unusual weather conditions.

It is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, and the above list should not be considered to be a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our debt securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2009	2008		2007		2006		2005		2004

Ratio of earnings to fixed charges	3.2x	3.1	x	3.9	x	3.9	x	3.7	x	3.7x

The ratio of earnings to fixed charges is computed by dividing fixed charges into income before taxes. Fixed charges consist of interest expense, net, including amortization of discount and financing costs and the portion of operating rental expense that we believe is representative of the interest component of rent expense. The interest expense included in fixed charges reflects only interest on third-party indebtedness and excludes any interest expense accrued on uncertain tax positions, as permitted by Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 740, Income Taxes (formerly FASB Interpretation No. 48, Accounting for Income Taxes).

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time under this prospectus. The financial terms and other specific terms of the debt securities being offered will be described in a prospectus supplement relating to the issuance of those securities. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement.

The debt securities will be issued under an indenture dated as of February 1, 1996 (the “Indenture”), between us and The Bank of New York Mellon (as successor to Chemical Bank), as trustee (the “Trustee”), as it may be supplemented or amended from time to time. A copy of the form of Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The Indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939.

The following description of general terms relating to the debt securities and the Indenture is a summary only and does not describe every aspect of the debt securities that we may offer pursuant to this prospectus. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities and the Indenture described in the related prospectus supplement, including definitions of certain terms used in the Indenture, and the debt securities. The particular terms of the debt securities that we may offer under this prospectus and the Indenture may vary from the terms described below. You should read the Indenture and the prospectus supplement regarding any particular issuance of debt securities.

You can find the definition of certain terms used in this description under the subheading “Certain Definitions.” For purposes of this description of debt securities, references to the terms “we,” “us,” “the Company” or “Sherwin-Williams” or other similar terms mean only The Sherwin-Williams Company and not its subsidiaries.

General

The Indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued in one or more series as may be authorized from time to time by us. The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer (to the extent applicable to the debt securities):

•	the title of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the Indenture;

•	the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places, if any, in addition to or instead of the corporate trust office of the Trustee, where the principal, premium, if any, and interest with respect to debt securities of the series shall be payable;

•	the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series shall be redeemed, purchased, or repaid, in whole or in part, pursuant to such obligations;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for common stock, preferred stock (which may be represented by depositary shares), other debt securities, or warrants for common stock, preferred stock, or indebtedness or other of our securities of any kind or any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, and any other additional provisions;

•	if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

•	if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

•	any changes or additions to the provisions of the Indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

•	if other than such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, the coin or currency in which payment of the principal, premium, if any, and interest with respect to debt securities of the series shall be payable, and if necessary, the manner of determining the equivalent thereof in United States currency;

•	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the Trustee or the holders to declare the principal, premium, if any, and interest with respect to such debt securities due and payable;

•	if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary for such global security, and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the Indenture;

•	any trustee, authenticating or paying agents, transfer agents, or registrars;

•	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the Indenture or in the terms then set forth in the Indenture relating to permitted consolidations, mergers, or sales of assets, including conditioning any merger, conveyance, transfer, or lease permitted by the Indenture upon the satisfaction of an indebtedness coverage standard by us and any of our successors;

•	the terms, if any, of any guarantee of the payment of principal, premium, if any, and interest with respect to debt securities of the series and any corresponding changes to the provision of the Indenture as then in effect;

•	the terms, if any, of the transfer, mortgage, pledge, or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities, or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the Indenture as then in effect;

•	with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

•	any other terms of the debt securities of the series (which terms shall not be prohibited by the provisions of the Indenture).

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates, including those applicable to: (a) debt securities with respect to which payments of principal, premium, if any, or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities); (b) debt securities with respect to which principal, premium, if any, or interest is payable in a foreign or composite currency; (c) debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates (“original issue discount debt securities”); and (d) variable rate debt securities that are exchangeable for fixed rate debt securities.

Payments of interest on registered securities may be made at the option of the Company by check mailed to the registered holders thereof or, if so provided in the applicable prospectus supplement and in accordance with arrangements satisfactory to the Trustee, at the option of a registered holder by wire transfer to an account designated by such registered holder.

Unless otherwise provided in the applicable prospectus supplement, registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee’s agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith.

Certain Covenants of the Company

Limitation on Liens

Unless otherwise provided in the applicable prospectus supplement, we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist any Lien on any Principal Property, or shares of capital stock of any Restricted Subsidiary, whether owned on the date the Indenture or thereafter acquired, securing any obligation unless we contemporaneously secure the debt securities equally and ratably with (or prior to) such obligation. The preceding sentence will not require us to secure the debt securities if the Lien consists of either: (a) Permitted Liens; or (b) Liens other than Permitted Liens, provided that the aggregate amount of all obligations secured by Liens other than Permitted Liens does not exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale/Leaseback Transactions

Unless otherwise provided in the prospectus supplement, we and our Restricted Subsidiaries shall not enter into any Sale/Leaseback Transaction with respect to any Principal Property unless (a) we or such Restricted Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the debt securities then outstanding pursuant to the provisions described above under “Limitation on Liens” or (b) we, within six months from the effective date of such Sale/Leaseback Transaction, apply an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction to the voluntary defeasance or retirement of debt securities or other Indebtedness ranking pari passu with the debt securities; provided that the foregoing will not prevent us or any Restricted Subsidiary from (x) entering into any Sale/Leaseback Transaction involving a lease with a term of less than three years or (y) entering into any Sale/Leaseback Transaction between a Restricted Subsidiary and us or between Restricted Subsidiaries.

SEC Reports

We will file with the Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Events of Default and Remedies

The debt securities of any series will contain events of default (each, an “Event of Default”) to be specified in the applicable prospectus supplement, including, without limitation:

(a) default in the payment of any installment of interest on any debt securities of that series, as and when the same shall become due and payable and continuance of such default for a period of 30 days;

(b) default in the payment of all or any part of the principal or premium with respect to any debt securities of that series as and when the same shall become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise;

(c) default in the payment of any sinking fund payment with respect to any debt securities of that series as and when the same shall become due and payable and continuance of such default for a period of 30 days;

(d) our failure to comply with the provisions of the Indenture relating to consolidations, mergers, and sales of assets;

(e) our failure duly to observe or perform any other of the covenants or agreements on our part in the debt securities of that series, in the Indenture with respect to such series, or in any supplemental indenture with respect to such series (other than covenants or agreements included solely by or for the benefit of a series of debt securities thereunder other than that series) continuing for a period of 90 days after the date on which written notice specifying such failure and requiring us to remedy the same and stating that such notice is a “Notice of Default” under the Indenture shall have been given to us by the Trustee or to the Trustee and us by the holders of at least 25% in aggregate principal amount of the debt securities of that series at the time outstanding;

(f) we or any of our Significant Subsidiaries shall (1) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency, or similar law, (2) consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, or similar official for the Company or any such Significant Subsidiary or for a substantial part of its property, (4) file an answer admitting the material allegations of a petition filed against us in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) admit in writing our inability or fail generally to pay our debts as they become due, (7) take corporate action for the purpose of effecting any of the foregoing, or (8) take any comparable action under any foreign laws relating to our insolvency or that of any Significant Subsidiary;

(g) the entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to us or any of our Significant Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency, or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator, or similar official for us or any such Significant Subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of any Significant Subsidiary pursuant to a plan under which the assets and operations of such Significant Subsidiary are transferred to or combined with another of our Subsidiaries or to the us), or (3) the winding-up or liquidation of us or any such Significant Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Significant Subsidiary pursuant to a plan under which the assets and operations of such Significant Subsidiary are transferred to or combined with another of our Subsidiaries or to us), and such order or decree shall continue unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days; and

(h) any other Event of Default provided with respect to debt securities of that series.

An Event of Default with respect to one series of debt securities is not necessarily an Event of Default for another series.

If an Event of Default described in clause (a), (b), (c), (d), (e), (f) (other than with respect to us), (g) (other than with respect to us) or (h) above occurs and is continuing with respect to any series of debt securities, unless the principal and interest with respect to all the debt securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series (each such series voting as a separate class) then outstanding may declare the principal amount (or, if original issue discount debt securities, such portion of the principal amount as may be specified in such series) of and interest on all the debt securities of such series due and payable immediately. If an Event of Default described in clause (f) or (g) (in each case with respect to us) above occurs, unless the principal and interest with respect to all the debt securities of all series shall have become due and payable, the principal amount (or, if any series are original issue discount debt securities, such portion of the principal amount as may be specified in such series) of and interest on all debt securities of all series then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of debt securities.

If an Event of Default occurs and is continuing, the Trustee shall be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provisions of the debt securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree, and to enforce any such judgment or final decree against us or any other obligor on the debt securities of such series. In addition, if there shall be pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the debt securities, or if a receiver, trustee, or similar official shall have been appointed for its property, the Trustee shall be entitled and empowered to file and prove a claim for the whole amount of principal, premium, and interest (or, in the case of original issue discount debt securities, such portion of the principal amount as may be specified in the terms of such series) owing and unpaid with respect to the debt securities. No holder of any debt security of any series shall have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee, or for any other remedy, unless (a) such holder previously shall have given to the Trustee written notice of an Event of Default with respect to debt securities of that series and of the continuance thereof, (b) the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series (each such series voting as a separate class) shall have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and (c) the Trustee, for 60 days after its receipt of such notice, request, and offer of indemnity shall have failed to institute such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to the provisions of the Indenture.

Prior to the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the debt securities of that series at the time outstanding may, on behalf of the holders of all debt securities of that series, waive any past default or Event of Default and its consequences for that series, except (a) a default in the payment of the principal, premium, if any, or interest with respect to such debt securities or (b) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In case of any such waiver, such default shall cease to exist, any Event of Default arising therefrom shall be deemed to have been cured for all purposes, and the

Trustee, the holders of the debt securities of that series and us shall be restored to our former positions and rights under the Indenture.

The Trustee shall promptly after the occurrence of a default known to it with respect to a series of debt securities, give to the holders of the debt securities of such series notice of all uncured defaults with respect to such series known to it, unless such defaults shall have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium, if any, or interest with respect to the debt securities of such series or in the making of any sinking fund payment with respect to the debt securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities.

Modification of the Indenture

We, when authorized by a resolution of our board of directors, and the Trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

(a) to evidence the succession of another person to us pursuant to the provisions of the Indenture relating to consolidations, mergers, and sales of assets and the assumption by such successor of the covenants, agreements, and obligations of us in the Indenture and in the debt securities;

(b) to surrender any right or power conferred upon us by the Indenture, to add to our covenants such further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of such debt securities and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the Trustee upon such default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive such default);

(c) to cure any ambiguity or to correct or supplement any provision contained in the Indenture, in any supplemental indenture, or in any debt securities that may be defective or inconsistent with any other provision contained therein;

(d) to modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

(e) to convey, transfer, assign, mortgage, or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any holders of debt securities of any series;

(f) to add guarantees with respect to the debt securities or to secure the debt securities;

(g) to make any change that does not adversely affect the rights of any holder;

(h) to add to, change, or eliminate any of the provisions of the Indenture with respect to one or more series of debt securities, so long as any such addition, change, or elimination not otherwise permitted under the Indenture shall (1) neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (2) become effective only when there is no such debt security outstanding;

(i) to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the

Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one trustee; and

(j) to establish the form or terms of debt securities as described under “— General” above.

With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, we , when authorized by a resolution of our board of directors, and the Trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the debt securities of such series; provided, however, that without the consent of the holders of each debt security so affected, no such supplemental indenture shall: (a) reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment; (b) reduce the rate of or extend the time for payment of interest on any debt security; (c) reduce the principal of or extend the stated maturity of any debt security; (d) reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed; (e) make any debt security payable in a currency other than that stated in the debt security; (f) release any security that may have been granted with respect to the debt securities; or (g) make any change in the provisions of the Indenture relating to waivers of defaults or amendments that require unanimous consent.

Consolidation, Merger, and Sales of Assets

We may not consolidate with or merge with or into any person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets (in one transaction or a series of related transactions), unless the following conditions have been satisfied:

•	either (a) we are the continuing Person in the case of a merger or (b) the resulting, surviving, or transferee Person, if other than us (the “Successor Company”), shall be a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and shall expressly assume all of our obligations under the debt securities and the Indenture;

•	immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any of our Subsidiaries as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default would occur or be continuing; and

•	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the Indenture.

Satisfaction and Discharge of the Indenture; Defeasance

The Indenture shall generally cease to be of any further effect with respect to a series of debt securities if (a) we have delivered to the Trustee for cancellation all debt securities of such series (with certain limited exceptions) or (b) all debt securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the Trustee as trust funds the entire amount sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all taxes or other charges and assessments in respect thereof payable by the Trustee to pay at maturity or upon redemption all such debt securities, no default with respect to the debt securities has occurred and is continuing on the date of such deposit, such deposit does not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which we are a party and we delivered an officers’ certificate and an opinion of counsel each stating that such conditions have been complied with (and if, in either case, we shall also pay or cause to be paid all other sums payable by us under the Indenture).

In addition, we shall have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the Indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the Indenture, including the covenants described above under “— Certain Covenants of the Company — Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions” and any additional covenant provided with respect to a series of debt securities and to which the applicable prospectus supplement indicates that the covenant defeasance option will apply). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an Event of Default related to the specified covenants.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if (a) we irrevocably deposit in trust with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be, (b) we deliver to the Trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all the debt securities of such series to maturity or redemption, as the case may be, (c) 91 days pass after the deposit is made and during the 91-day period no default described in clause (f) or (g) under “— Events of Default and Remedies” above with respect to us occurs that is continuing at the end of such period, (e) the deposit does not constitute a default under any other agreement binding on us, (f) we deliver to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (g) we shall have delivered to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and (h) we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of such series as contemplated by the Indenture have been complied with.

The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series.

Certain Definitions

The following definitions from the Indenture are used in this section of the prospectus:

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as of the time of determination, (a) if the obligation in respect of such Sale/Leaseback Transaction is a Capitalized Lease Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (b) if the obligation in respect of such Sale/Leaseback Transaction is not a Capitalized Lease Obligation, the total net amount of rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the debt securities compounded semiannually.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (including partnership interests) in (however designated) the equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Commodity Price Protection Agreement” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long- term Indebtedness; (iii) minority interests in the Company’s Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Currency Exchange Protection Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or other similar agreement.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations of such Person; (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables); (e) all obligations of such Person in respect of letters of credit, banker’s acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (d) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit; (f) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (1) the fair market value of such asset at such date of determination and (2) the amount of such Indebtedness of such other Persons; (g) all Indebtedness of other Persons to the extent Guaranteed by such Person; and (h) to the extent not otherwise included in this definition, obligations in respect of Hedging Obligations. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the term “Indebtedness” excludes (x) any indebtedness of the Company or any Subsidiary to the Company or another Subsidiary and (y) any Guarantee by the Company or any Subsidiary of indebtedness of the Company or another Subsidiary.

“Interest Rate Protection Agreement” means, in respect of any Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Permitted Liens” means, with respect to any Person: (a) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (including government contracts, but excluding contracts for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, vendors’, workmen’s, operators’, producers’ and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens for property taxes, assessments and other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings; (d) survey exceptions, encumbrances, easements, defects, irregularities or deficiencies in title to easements, or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which, in all such cases, were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (e) Liens existing on or provided for under the terms of agreements existing on the date of the Indenture; (f) Liens on property at the time the Company or any of its Subsidiaries acquired the property or the entity owning such property, including any acquisition by means of a merger or consolidation with or into the Company; provided, however, that any such Lien may not extend to any other property owned by the Company or any of its Subsidiaries; (g) Liens securing a Hedging Obligation so long as such Hedging Obligation is of the type customarily entered into in connection with, and is entered into for the purpose of, limiting risk; (h) Liens on accounts receivable or inventory to secure working capital or revolving credit indebtedness incurred in the ordinary course of business; (i) Purchase Money Liens; (j) Liens securing only Indebtedness of a Wholly-Owned Subsidiary of the Company to the Company or one or more Wholly-Owned Subsidiaries of the Company; (k) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary of such Person; (l) Liens created, assumed or existing in connection with a tax-free financing; (m) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Subsidiaries; (n) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment); (o) rights of a common owner of any interest in property held by such Person; (p) Liens placed upon any real property now owned or hereafter acquired by the Company or any of its Subsidiaries securing Indebtedness in an amount up to 80% of the fair market value of such real property; and (q) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (e) through (l) and (p); provided, however, that (1) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (2) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e) through (l) and (p) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any manufacturing plant or manufacturing facility, located within the United States of America (other than its territories and possessions), owned or leased by the Company or any Restricted Subsidiary, unless, in the opinion of the Board of Directors, such plant, facility or property is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety.

“Purchase Money Lien” means a Lien on property securing Indebtedness incurred by the Company or any of its Subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing such property or assets used in connection with such property.

“Restricted Subsidiary” means at any time any Subsidiary of the Company (a) substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories or possessions) and (b) which owns or leases a Principal Property or which, in the event of a Sale/Leaseback Transaction, will own or lease a Principal Property.

“Sale/Leaseback Transaction” means an arrangement relating to Principal Property owned on the date of the Indenture or thereafter acquired whereby the Company or any of its Restricted Subsidiaries transfers such Principal Property to a Person and the Company or any of its Restricted Subsidiaries leases it from such Person.

“Significant Subsidiary” means a Subsidiary of any Person that would be a “significant subsidiary” as defined in Rule 405 under the Securities Act of 1933 as in effect on the date of the Indenture.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Trade Payables” means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly-Owned Subsidiaries.

Concerning the Trustee

We may appoint a separate trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term “Trustee” refers to The Bank of New York Mellon (as successor to Chemical Bank). In addition, we have the right to replace the Trustee under certain circumstances, including (subject to certain conditions) if the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to another corporation or banking association. From time to time, we and our subsidiaries may maintain ordinary banking relationships with the Trustee.

Governing Law

The Indenture and the debt securities will be construed in accordance with and governed by the laws of the State of New York (without reference to principles of conflicts of law).

PLAN OF DISTRIBUTION

We may sell the offered debt securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the debt securities;

•	the net proceeds from the sale of the debt securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the debt securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the debt securities. The underwriters will acquire the debt securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the debt securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered debt securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the debt securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered debt securities sold for their account may be reclaimed by the syndicate if the offered debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered debt securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the debt securities that we offer though this prospectus may be new issues of debt securities with no established trading market. Any underwriters to whom we sell our debt securities for public offering and may make a market in those debt securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any debt securities that we offer.

If dealers are used in the sale of the debt securities, we will sell the debt securities to them as principals. They may then resell the debt securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the debt securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered debt securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these debt securities in the prospectus supplement.

Remarketing Arrangements

Offered debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the debt securities being offered hereby.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements (and related schedules) and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.